As filed with the Securities and Exchange Commission on October 2, 2025

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EOS ENERGY ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-4290188
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3920 Park Avenue

Edison, New Jersey 08820

(732) 225-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joe Mastrangelo

Chief Executive Officer
Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Tel: (732) 225-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Michael Kaplan
Roshni Banker Cariello
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

7,326,654 Shares of Common Stock

Offered by EOS Energy Enterprises, Inc. Upon Exercise of Warrants

224,400 Warrants to Purchase Shares of Common Stock

Offered by the Selling Securityholders Named Herein

This prospectus relates to the issuance by us of up to 7,326,654 shares of common stock that are issuable by us upon the exercise of previously issued (i) public warrants (the “public warrants”) and (ii) private placement warrants (the “private warrants” and, together with the public warrants, the “warrants”) , which were originally issued in connection with the initial public offering of B. Riley Principal Merger Corp. II and assumed and previously registered by us in connection with the Business Combination (as defined below).

This prospectus also relates to the offer and resale from time to time by the selling securityholders named in this prospectus of up to 224,400 previously issued private warrants.

We and the selling securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

We will receive proceeds from the exercise of warrants. We will not receive any of the proceeds from the sale of securities by the selling securityholders. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Our common stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EOSE.” The closing price of our common stock on October 1, 2025 was $12.37 per share. The closing price of our warrants on October 1, 2025 was $2.20  per warrant.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of our annual report on Form 10-K for the year ended December 31, 2024, which is incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2025

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Neither we nor the selling securityholders have authorized anyone to provide you with information that differs from the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires, the terms “Company,” “we,” “us,” “our,” and “Eos” refer to Eos Energy Enterprises, Inc., a Delaware corporation. Prior to the consummation of the Business Combination, the Company was known as B. Riley Principal Merger Corp. II, or “BMRG”.

Where You Can Find More Information

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document. Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025;

●	the portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 27, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 6, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on July 30, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 27, 2025, March 5, 2025, March 27, 2025, and May 16, 2025, May 27, 2025, May 29, 2025, June 2, 2025, June 3, 2025, July 1, 2025 and July 29, 2025 (except for information furnished under Item 7.01); and

●	the description of our securities contained in Exhibit 4.5 to our Annual Report Form 10-K for the fiscal year ended December 31, 2024, including any amendments or reports filed for the purpose of updating such description.

The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, from our website (https://www.eose.com), or by writing or telephoning us at the following address:

Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Attn: Chief Legal Officer
(732) 225-8400

Special Note On Forward-Looking Statements

This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:

●	changes adversely affecting the business in which we are engaged;

●	our ability to forecast trends accurately;

●	our ability to generate cash, service indebtedness and incur additional indebtedness;

●	our ability to raise financing in the future;

●	our customer’s ability to secure project financing;

●	the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act;

●	risks associated with our Credit Agreement, dated June 21, 2024, by and between us and Cerberus Capital Management L.P. (the “Credit Agreement”), including risks of default, dilution of outstanding common stock, consequences for failure to meet milestones and contractual lockup of shares;

●	the timing and availability of future funding under our Loan Guarantee Agreement, dated November 26, 2024, by and between us and the U.S. Department of Energy;

●	our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;

●	fluctuations in our revenue and operating results;

●	competition from existing or new competitors;

●	our ability to convert firm order backlog and pipeline to revenue;

●	risks associated with security breaches in our information technology systems;

●	risks related to legal proceedings or claims;

●	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;

●	risks associated with changes to the U.S. trade environment;

●	our ability to maintain the listing of our shares of common stock on Nasdaq;

●	our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

●	risks related to adverse changes in general economic conditions, including inflationary pressures and increased interest rates;

●	risk from supply chain disruptions and other impacts of geopolitical conflict;

●	changes in applicable laws or regulations;

●	other factors detailed under the section entitled “Risk Factors” herein; and

●	other factors disclosed in “Part I, Item 1A. — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 4, 2025, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Report on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. See also Part I, Item 1A, “Risk Factors” disclosures contained in our Annual Report on Form 10-K for the year ended December 31, 2024 for additional discussion of the risks and uncertainties that could cause the our actual results to differ materially from those expressed or implied in its forward-looking statements.

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Summary

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information.”

Overview

We are an American energy company and the leading innovator in designing, sourcing, manufacturing, and providing zinc-based battery energy storage systems (“BESS”), sourced, and manufactured in the United States. We believe our BESS are safer, less flammable, more secure, and more sustainable alternatives to lithium-ion batteries, making them ideal for utility-scale, microgrid, and commercial and industrial long-duration applications. We design, develop, manufacture, and market innovative zinc-based energy storage solutions for utility-scale, microgrid, and commercial & industrial (“C&I”) applications. We believe that our batteries have the potential to emerge as a leading alternative to Lithium-ion batteries for such long-duration applications. We have developed a broad range of intellectual property with multiple patents covering unique battery chemistry, mechanical product design, energy block configuration and a software operating system (Battery Management System or “BMS”). The BMS software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and electric current sensors for the electrical strings and the system. We currently focus on manufacturing and selling turn-key direct current (“DC”) battery energy storage systems. We plan to develop a turn-key alternating current system.

Our primary applications focus on integrating battery storage solutions with: (1) renewable energy systems that are connected to the utility power grid; (2) renewable energy systems that are not connected to the utility power grid; (3) storage systems utilized to relieve congestion; and (4) storage systems to assist C&I customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets.

We offer an innovative Znyth™ technology BESS designed to provide the operating flexibility to manage increased grid complexity and price volatility resulting from an overall increase in renewable energy generation and a congested grid coming from an increase in electricity demand growth. Our BESS is a validated chemistry with accessible non-precious earth components in a durable design that is intended to deliver results in extreme temperatures and conditions. The system is designed to be safe, flexible, scalable, sustainable and manufactured in the United States using raw materials primarily sourced in the United States. The Company’s Z3™ battery module is the core of its innovative systems. We believe the Z3 battery module is the only U.S. designed and manufactured battery module that today provides utilities, independent power producers, renewables developers and C&I customers with an alternative to lithium-ion and lead-acid monopolar batteries for critical 4- to 16-hour or longer discharge duration applications. We believe the Z3 battery is transforming how utility, industrial and commercial customers store power. In addition to its BESS, we currently offer: (a) a BMS which provides a remote asset monitoring capability and service to track the performance and health of our BESS and to proactively identify future system performance issues through predictive analytics; (b) project management services to ensure the process of implementing our BESS are coordinated in conjunction with the customer’s overall project plans; (c) commissioning services that ensure the customer’s installation of the BESS meets the performance expected by the customer; and (d) long-term maintenance plans to maintain optimal operating performance of our systems. We have a manufacturing facility in Turtle Creek, Pennsylvania to produce DC energy blocks with an integrated BMS. Our primary market is North America.

Corporate Information

We were incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. In connection with its business combination on November 16, 2020 (the “Business Combination”), we changed our name to Eos Energy Enterprises, Inc.

Additional Information

The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is https://www.eose.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only, and are not hyperlinks.

THE OFFERING

The summary below describes the principal terms of the securities. Certain of the terms and conditions described below are subject to important limitations and exceptions. As used in this section, “we,” “our,” and “us” refer to Eos Energy Enterprises, Inc. and not to its consolidated subsidiaries.

Common Stock and Warrants
Issuer	Eos Energy Enterprises, Inc., a Delaware corporation.

Shares of Common Stock Outstanding	279,213,528 shares of common stock as of August 12, 2025.

Shares of Common Stock Offered by the Company	Up to 7,326,654 shares of our common stock issuable upon exercise of previously issued and outstanding warrants.

Warrants Offered by the Selling Securityholders	Up to 224,400 previously issued private warrants

Redemption at Our Option	The public warrants are redeemable in certain circumstances. See the section entitled “Description of Capital Stock—Warrants” for further discussion.

Use of Proceeds	We will receive proceeds from the exercise of warrants. Unless otherwise indicated in a prospectus supplement, the net proceeds will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. We will not receive any proceeds from the sale of securities by any selling securityholder hereunder.

Nasdaq Capital Market Symbol for Our Common Stock and Warrants	Our common stock and warrants to purchase common stock are currently traded on Nasdaq under the symbols “EOSE” and “EOSEW,” respectively.

Risk Factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent annual report on Form 10-K, and in any updates to those risk factors in our quarterly reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

Use of Proceeds

We will receive proceeds from the exercise of warrants. Unless otherwise indicated in a prospectus supplement, the net proceeds will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

We will not receive any proceeds from the sale of securities by any selling securityholder hereunder.

Description of Capital Stock

The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and amended and restated bylaws. These documents are filed as exhibits and incorporated by reference into the registration statement of which this prospectus forms a part.

Our certificate of incorporation authorizes the issuance of 601,000,000 shares of capital stock, consisting of (x) 600,000,000 authorized shares of Common Stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of August 12, 2025, there were 279,213,528 shares of Common Stock outstanding. As of August 12, 2025, 59 shares of preferred stock were designated as Series A-1 Preferred Stock, none of which are outstanding; 7 shares of preferred stock were designated as Series A-2 Preferred Stock, none of which are outstanding; 31.940063 shares of preferred stock were designated as Series B-1 Preferred Stock, all of which are outstanding; 28.806463 shares of preferred stock were designated as Series B-2 Preferred Stock, all of which are outstanding; 38.259864 shares of preferred stock were designated as Series B-3 Preferred Stock, all of which are outstanding and 16.150528 shares of preferred stock were designated as Series B-4 Preferred Stock, all of which are outstanding. There is no cumulative voting with respect to the election of directors.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors (the “Board”) in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of our debts and other liabilities.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to Common Stock.

Election of Directors

The Board is divided into three (3) classes with only one class of directors being elected in each year and each class serving a three (3) year term. The directors hold their office for a term of three (3) years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Series A-1 Preferred Stock

On June 21, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-1 Non-Voting Non-Convertible Preferred Stock (the “Series A-1 Certificate of Designation”) and issued 59 shares of Series A-1 Preferred Stock to satisfy the terms of the Credit Agreement. Under the terms of the Series A-1 Certificate of Designation, each share of Series A-1 Preferred Stock had an original issue price of $455,822.59 and such shares had a liquidation value, payable with the Common Stock, as if such shares were convertible into an aggregate of 31,940,063 shares of Common Stock, subject to adjustment. The Series A-1 Preferred Stock was non-voting and non-convertible into Common Stock. Holders of the Series A-1 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-1 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-1 Preferred Stock Liquidation Value (as defined in the Series A-1 Certificate of Designation). The 59 shares of Series A-1 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-1 Preferred Stock on September 12, 2024. The foregoing summary of the terms of the Series A-1 Preferred Stock is qualified in its entirety by the Series A-1 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series A-2 Preferred Stock

On August 29, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-2 Non-Voting Non-Convertible Preferred Stock (the “Series A-2 Certificate of Designation”). Under the terms of the Series A-2 Certificate of Designation, each share of Series A-2 Preferred Stock had an original issue price of $9,555,515.30 and such shares had a liquidation value, payable pari passu with the Common Stock, as if such shares were convertible into an aggregate of 28,806,463 shares of Common Stock, subject to adjustment. The Series A-2 Preferred Stock was non-voting and non-convertible into Common Stock. Holders of the Series A-2 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-2 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-2 Preferred Stock Liquidation Value (as defined in the Series A-2 Certificate of Designation). The Series A-2 Preferred Stock terms were substantially identical to the Series A-1 Preferred Stock. On August 29, 2024, pursuant to the terms and conditions of the Credit Agreement, the Applicable Percentage (as defined in the Credit Agreement) increased by 4.9%, and as a result we issued to CCM Denali Equity Holdings, LP 7 shares of Series A-2 Preferred Stock. On September 12, 2024, the 7 shares of Series A-2 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-2 Preferred Stock. The foregoing summary of the terms of the Series A-2 Preferred Stock is qualified in its entirety by the Series A-2 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series B Preferred Stock

On September 11, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-1 Non-Voting Convertible Preferred Stock (the “Series B-1 Certificate of Designation”) and the Certificate of Designation of Series B-2 Non-Voting Convertible Preferred Stock (the “Series B-2 Certificate of Designation”). On November 1, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-3 Non-Voting Convertible Preferred Stock (the “Series B-3 Certificate of Designation”). On January 24, 2025, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-4 Non-Voting Convertible Preferred Stock (the “Series B-4 Certificate of Designation”). Each share of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock (collectively, the “Series B Preferred Stock”) has a par value of $0.0001 per share. The table below summarizes our outstanding Series B Preferred Stock as of August 12, 2025.

Series Issuance Date		Shares Issued	Original Issue Price Per Share	Shares Outstanding	Common Stock Equivalent
Series B-1 Preferred Stock	9/12/2024	31.940063	841,999.99	31.940063	31,940,063
Series B-2 Preferred Stock	9/12/2024	28.806463	2,322,000	28.806463	28,806,463
Series B-3 Preferred Stock	11/1/2024	38.259864	3,358,000	38.259864	38,259,864
Series B-4 Preferred Stock	1/24/2025	16.150528	5,990,000	16.150528	17,305,070

Conversion Rights

The Series B Preferred Stock is convertible into Common Stock at a conversion ratio of 1.0 million shares of Common Stock per share of Series B Preferred Stock (“Conversion Ratio”). The Conversion Ratio is subject to antidilution protection that is triggered if we issue equity for a price per share that is less than the conversion price then in effect, subject to certain exceptions.

Dividends

Holders of the Series B Preferred Stock are entitled to receive dividends or distributions on each share of Series B Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock on an as-converted basis.

Appointment of Directors

At all times when the holders of the Series B Preferred Stock beneficially own at least 10%, 15% or 30% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint a maximum of 1, 2 or 3 directors to the Board, respectively. At all times when the holders of the Series B Preferred Stock beneficially own at least 40% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to nominate and designate a fourth director, who shall be designated by the Board or the nominating committee of the Board to a class of common directors and thereafter stand for election as a common director on the Board. The holders of the Series B Preferred Stock will have the right to nominate a fourth director to the Board only if such appointment does not result in a change of control under our governing documents or violate any applicable laws, including requirements of the SEC and Nasdaq, and any such fourth director appointment shall be subject to and conditioned upon compliance by the holders of the Series B Preferred Stock with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, including the submission of any required filings and the expiration or termination of any applicable waiting periods.

Preemptive Rights

The certificates of designations for the Series B Preferred Stock contain customary preemptive rights that permit the holders of Series B Preferred Stock to participate in certain of our future equity offerings.

Rights to Distributions Upon Liquidation of the Company

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive distribution of any of our assets or surplus funds pro rata with the holders of the Common Stock and any other holders of our preferred stock issued pursuant to our Securities Purchase Agreement (the “Purchase Agreement”) with CCM Denali Equity Holdings, LP and the Credit Agreement, including the Series B Preferred Stock, in an amount equal to such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to Common Stock.

Protective Provisions

We are prohibited from taking certain actions that could adversely affect the rights of the Series B Preferred Stock without the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock until the later of (i) such time when the holders of Series B Preferred Stock shall no longer beneficially own at least 5% of our outstanding capital stock and (ii) June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock, or January 24, 2030, in the case of the Series B-4 Preferred Stock.

Redemption Rights

At any time after June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock or January 24, 2030, in the case of the Series B-4 Preferred Stock, the outstanding shares of Series B Preferred Stock held by any holder become redeemable for cash at the redemption price. The redemption price will be an amount per share equal to the greater of (i) $841,999.99 for the Series B-1 Preferred Stock, $2,322,000 for the Series B-2 Preferred Stock, $3,358,000 for the Series B-3 Preferred Stock or $5,990,000 for the Series B-4 Preferred Stock, as applicable, plus all accrued and unpaid dividends thereon, up to and including the date of redemption and (ii) the number of shares of Common Stock issuable upon conversion of the applicable Series B Preferred Stock multiplied by the average of the closing sale price of the Common Stock for the five (5) business days immediately prior to the date of redemption plus all accrued and unpaid dividends thereon, up to and including the date of redemption.

The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by the terms of the respective Series B Certificate of Designation, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Warrants

Public Warrants

Each whole public warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time following May 22, 2021. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. The warrants will expire November 16, 2025, at 5:00 PM, Eastern Time, or earlier upon redemption or liquidation. We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two (2) immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Under the warrant agreement, we agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, we will use our best efforts to file with the SEC this registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective within sixty (60) business days following the business combination and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. We filed a registration statement on Form S-1 covering such shares on December 10, 2020, and it was declared effective as of January 21, 2021. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending three (3) business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.

We established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the business combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under the warrant agreement (which was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on May 22, 2020 with the SEC File No. 001-39291), which includes a complete description of the terms and conditions applicable to the warrants.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Private Warrants

The private warrants (including the shares issuable upon exercise of such warrants) may not be redeemable by the Company so long as they are held by members of the Sponsor or its permitted transferees. Otherwise, the private warrants are identical to the warrants sold in the IPO except that the private warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are redeemable by us, (ii) may be exercised by the holders on a cashless basis, (iii) are entitled to registration rights and (iv) for so long as they are held by the Sponsor, are not exercisable more than five (5) years from the effective date of the IPO registration statement in accordance with FINRA Rule 5110(f)(2)(G)(i).

If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

The certificate of incorporation, bylaws and the Delaware General Corporation Law, or DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued Common Stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

We, in our certificate of incorporation, have expressly elected not to be governed by Section 203 of the DGCL, and thus the restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Corporation.

Classified Board of Directors

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Securities Exchange

Our common stock and public warrants are listed on Nasdaq under the symbols “EOSE” and “EOSEW,” respectively.

Plan of Distribution

We are registering 7,326,654 shares of common stock issuable by us upon exercise of outstanding warrants and the resale from time to time by certain selling securityholders of up to 224,400 private warrants.

We will receive proceeds from the exercise of public warrants. We will pay any underwriting discounts and commissions and expenses incurred by us in connection with the sale of securities by us.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities to be offered and sold by us covered by this prospectus may be offered and sold from time to time. The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. We and each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. We, the selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

We or, subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq;

●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

●	at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

There can be no assurance that we or the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, we and the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. We and the selling securityholders, as applicable, have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if we or they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities by us, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the selling securityholders, if applicable;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from us.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We and the selling securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock and public warrants are listed on the Nasdaq under the symbols “EOSE” and “EOSEW,” respectively.

We and the selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by us or the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from us or the selling securityholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, we, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act

The underwriters, broker-dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Selling Securityholders

This prospectus also relates to the offer and resale from time to time by the selling securityholders named in this prospectus of up to 224,400 private warrants. The term “selling securityholders” includes the securityholders listed in the tables in this section and their permitted transferees.

Beneficial Ownership of Private Warrants

The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our private warrants that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. We have based percentage ownership on 279,213,528 shares of common stock outstanding as of August 12, 2025.

Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholder and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
B. Riley Financial, Inc.(1)	224,400	224,400	–	–

(1)	The amount includes 224,400 private warrants held by held by BRF Investments, LLC (“BRFI”). B. Riley Financial, Inc. (“B. Riley Financial”) is the parent company of BRFI. B. Riley Financial has voting and dispositive power over the securities held by BRFI. Bryant Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of B. Riley Financial and has voting and dispositive power over the securities held by B. Riley Financial. Both B. Riley Financials and Mr. Riley disclaims beneficial ownership over any securities directly held by BRFI other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly.

Certain U.S. Federal Income Tax Considerations

The following discussion describes certain U.S. federal income tax consequences of the ownership and disposition of our common stock and warrants, which we refer to collectively as our securities. This discussion applies only to securities that are purchased from us or the selling securityholder pursuant to this prospectus, and that are held as capital assets.

This discussion does not describe all of the U.S. federal tax consequences that may be relevant to you in light of your particular circumstances, such as consequences arising under the federal estate and gift tax, any alternative minimum tax or the Medicare tax on net investment income or the consequences to you if you are an accrual-method taxpayer that is required to conform the timing of recognition of items of income to an “applicable financial statement” under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or differing tax consequences applicable to you if you are a beneficial owner of securities subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities subject to a mark-to-market method of tax accounting;

•	persons holding securities as part of a “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities or arrangements classified as a partnership for U.S. federal income tax purposes; or

•	tax-exempt entities.

If you are an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes that holds our securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding our securities and partners in those partnerships should consult their tax advisors as to their particular U.S. federal income tax consequences of holding and disposing of our securities.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein. You are urged to consult your tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Distributions on the Common Stock

We do not intend to pay cash dividends on our common stock in the near future. If we pay any distributions on our common stock, such distributions, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits and will be includible in your income and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will first be treated as a tax-free return of your investment, up to your tax basis in the common stock, and any remaining excess will be treated as a capital gain. If you are a non-corporate U.S. Holder, dividends received by you will be eligible to be taxed at reduced rates if you meet certain holding period and other applicable requirements. If you are a corporate U.S. Holder, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements.

Possible Constructive Distributions

As described above under “Description of Capital Stock—Warrants—Public Warrants” and "Description of Capital Stock—Warrants—Private Warrants," the terms of each warrant provide for an adjustment to the number of shares of our common stock for which the warrant may be exercised or to the exercise price of the warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. Holders of the warrants may, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants). An adjustment as a result of a distribution of cash or other property to the holders of shares of our common stock which is taxable to such holders of such shares as a distribution generally would result in a constructive distribution to U.S. Holders of warrants. Any constructive distribution received by you would be subject to tax in the same manner as if you received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. Generally, your adjusted tax basis in your warrants would be increased to the extent any such constructive distribution is treated as a dividend.

Sale, Certain Redemptions or Other Taxable Dispositions of the Common Stock and Warrants

Upon sales, certain redemptions or other taxable dispositions of our common stock or warrants (which, in general, would include a redemption of our warrants that is treated as a taxable exchange of such warrants as described below under “—Exercise, Lapse or Redemption of a Warrant”), you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) your tax basis in the common stock or warrant. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock or warrant is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) generally are subject to reduced rates of U.S. federal income tax. A U.S. Holder’s ability to deduct capital losses may be limited.

Exercise, Lapse or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, you generally will not recognize taxable gain or loss as a result of the acquisition of our common stock upon exercise of a warrant for cash. Your tax basis in the shares of our common stock received upon exercise of the warrants generally will be an amount equal to the sum of your initial investment in the warrants and the exercise price of such warrants. For U.S. federal income tax purposes, it is unclear whether your holding period for our common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which you held the warrants. If a warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to such your tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, your tax basis in our common stock received would equal your basis in the warrants. If the cashless exercise were treated as not being a realization event, it is unclear whether your holding period in our common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of our common stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, you would be deemed to have surrendered a number of warrants having an aggregate value equal to the exercise price for the number of warrants deemed exercised. You would recognize capital gain or loss in an amount equal to the difference between the exercise price of the warrants deemed exercised and your tax basis in the warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on your holding period in the warrants deemed surrendered. In this case, your tax basis in the common stock received would equal the sum of your initial investment in the warrants deemed exercised and the exercise price of such warrants. It is unclear whether your holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which you held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, you should consult your own tax advisor regarding the tax consequences of a cashless exercise.

If we redeem warrants for cash or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to you, taxed as described above under “—Sale, Certain Redemptions or Other Taxable Disposition of the Common Stock and Warrants.”

If we give notice of an intention to redeem warrants and you exercise your warrants on a cashless basis and receive an amount of common stock in respect thereof, we intend to treat such exercise as a redemption of warrants for the common stock for U.S. federal income tax purposes. Such redemption should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our common stock. Your aggregate tax basis in the shares of our common stock received in the redemption generally should equal your aggregate tax basis in the warrants redeemed and the holding period for the shares of our common stock received should include your holding period for the surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants. Accordingly, you are urged to consult your own tax advisor regarding the tax consequences of a redemption of warrants for shares of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments to a U.S. Holder of dividends on shares of common stock (as well as constructive dividends deemed paid with respect to the warrants) and the proceeds of a sale of a share of common stock or a warrant, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder's correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or to otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition of the security and who is not otherwise a resident of the United States for U.S. federal income tax purposes, or if you are a former citizen or former resident of the United States, in which case you should consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the security.

Sale, Exchange or Other Taxable Disposition of Shares of Common Stock and Warrants

You generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of the common stock or the warrants unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, as described below, or

•	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter, and certain other conditions are met.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

Dividends and Constructive Distributions

Dividends (including deemed dividends described above under “Tax Consequences to U.S. Holders—Possible Constructive Distributions”) paid or deemed to be paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty, unless the dividend is effectively connected with your conduct of a trade or business in the United States, as described below. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying your entitlement to benefits under a treaty. In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock or sales proceeds from warrants or other property subsequently paid or credited to you.

Exercise, Lapse or Redemption of a Warrant

The U.S. federal income tax treatment of your exercise of a warrant, or the lapse of a warrant held by you, or the redemption of a warrant held by you generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a warrant by a U.S. Holder, as described above under “Tax Consequences to U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption of a warrant results in a taxable exchange, the consequences would be similar to those described above under “Tax Consequences to Non-U.S. Holders—Sale, Exchange or Other Taxable Disposition of Notes, Shares of Common Stock and Warrants.”

Effectively Connected Income

If dividends or gain on our common stock, deemed dividends with respect to a warrant or gain on a warrant is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be subject to regular U.S. federal income tax with respect to that income in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on dividends discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our common stock or warrants, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments on the common stock and the warrants. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the common stock or warrants, and you may be subject to backup withholding on payments on the common stock or on the proceeds from a sale or other disposition of the common stock or the warrants.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including deemed dividends) on shares of the common stock or warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed, a beneficial owner of a share of our common stock or a warrant that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by timely filing a U.S. federal income tax return, which may entail significant administrative burden. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of shares of common stock or warrants, proposed U.S. Treasury regulations would eliminate FATCA withholding on payments of gross proceeds entirely, and the preamble to the proposed regulations provides that taxpayers may rely on these proposed regulations pending their finalization. You should consult your tax advisor regarding the implications of FATCA.

Legal Matters

Davis Polk & Wardwell LLP has passed upon the validity of the securities of the Company offered by this prospectus. Any underwriters, dealers or agents will be advised by their own legal counsel concerning matters relating to any offering.

Experts

The financial statements of Eos Energy Enterprises, Inc., incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by the registrant (except any underwriting discounts and commissions and expenses incurred by us in disposing of the securities).

Amount to Be Paid
Registration fee	$10,339.70	(1)
Printing expenses	*
Legal fees and expenses (including Blue Sky fees)	*
Accounting fees and expenses	*
Trustee and transfer agent and registrar fees and expenses	*
Miscellaneous	*
Total	*

(1)	Previously paid in connection with prior registration statement on Form S-3

*	These fees and expenses depend on the securities offered and the number of issuances and accordingly cannot be estimated at this time and will be provided as applicable by amendment or in a filing with the SEC pursuant to the Exchange Act and incorporated herein by reference.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s by-laws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s certificate of incorporation and by-laws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16. Exhibits

(a)	The following exhibits are included or incorporated by reference in this registration statement on Form:
Exhibit No.	Document
2.1†	Agreement and Plan of Merger, dated as of September 7, 2020, by and among the Company, BMRG Merger Sub, LLC, BMRG Merger Sub II, LLC, Eos Energy Storage LLC, New Eos Energy LLC and AltEnergy Storage VI, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2020)
3.1	Third Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s annual report on Form 10-K filed with the SEC on February 28, 2023)
3.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2022)
3.3	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2024)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 20, 2020)
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed May 22, 2020)
4.3	Warrant Agreement, dated May 19, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 22, 2020)
5.1	Opinion of Davis Polk & Wardwell LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1 hereto)
107	Filing Fee Table

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on this 2nd day of October, 2025.

EOS ENERGY ENTERPRISES, INC.

By:	/s/ Joseph Mastrangelo
	Name:	Joseph Mastrangelo
	Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints Joseph Mastrangelo and Nathan Kroeker, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph Mastrangelo	Chief Executive Officer and Director (Principal Executive Officer)	October 2, 2025
Joseph Mastrangelo

/s/ Nathan Kroeker	Interim Chief Financial Officer (Principal Financial Officer)	October 2, 2025
Nathan Kroeker

/s/ Sumeet Puri	Chief Accounting Officer (Principal Accounting Officer)	October 2, 2025
Sumeet Puri

/s/ Jeff Bornstein	Director	October 2, 2025
Jeff Bornstein

/s/ Alex Dimitrief	Director	October 2, 2025
Alex Dimitrief

/s/ Claude Demby	Director	October 2, 2025
Claude Demby

/s/ Jeffrey McNeil	Director	October 2, 2025
Jeffrey McNeil

/s/ Joseph Nigro	Director	October 2, 2025
Joseph Nigro

/s/ Marian “Mimi” Walters	Director	October 2, 2025
Marian “Mimi” Walters

/s/ Gregory Nixon	Director	October 2, 2025
Gregory Nixon

/s/ Nick Robinson	Director	October 2, 2025
Nick Robinson

/s/ Russell Stidolph	Director	October 2, 2025
Russell Stidolph

/s/ David Urban	Director	October 2, 2025
David Urban